Exhibit 99.3

Spartech Corporation P.O. Box 64945 St. Paul, MN 55164-0945
Address change? Mark box, sign, and indicate changes below: ☐	Company # TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Each of the Proposals.

1.	Adoption of the Merger Agreement. Proposal to adopt the Agreement and Plan of Merger, dated as of October 23, 2012, as it may be amended from time to time, by and among PolyOne Corporation, Spartech Corporation, 2012 RedHawk, Inc., and 2012 RedHawk, LLC.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Non-Binding, Advisory Vote on Golden Parachute Compensation. Proposal to approve, on an advisory (non-binding) basis, the merger-related executive officer compensation payments that will or may be paid by Spartech Corporation to its named executive officers in connection with the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Adjournment of the Special Meeting. Proposal to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

	YES	NO

Indicate if you plan to attend this meeting	☐	☐

Date	Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SPARTECH CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

[            ], 2013

[            ]

Spartech Technology Center

11650 Lakeside Crossing Court

Maryland Heights, MO 63146

Spartech Corporation 120 S. Central Avenue, Suite 1700 Clayton, MO 63105	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on [            ], 2013.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” each of the proposals.

By signing the proxy, you revoke all prior proxies and appoint Victoria M. Holt, Rosemary L. Klein, and Randy C. Martin, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL

www.eproxy.com/seh	1-800-560-1965	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Use the internet to vote your proxy until 12:00 p.m. (CT) on [ ].	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on [ ].

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.